Exhibit 99.1

To our shareholders:

Our ultimate financial measure, and the one we most want to drive over the long-term, is free cash flow per share.

Why not focus first and foremost, as many do, on earnings, earnings per share or earnings growth? The simple answer is that earnings don’t directly translate into cash flows, and shares are worth only the present value of their future cash flows, not the present value of their future earnings. Future earnings are a component—but not the only important component—of future cash flow per share. Working capital and capital expenditures are also important, as is future share dilution.

Though some may find it counterintuitive, a company can actually impair shareholder value in certain circumstances by growing earnings. This happens when the capital investments required for growth exceed the present value of the cash flow derived from those investments.

To illustrate with a hypothetical and very simplified example, imagine that an entrepreneur invents a machine that can quickly transport people from one location to another. The machine is expensive—$160 million with an annual capacity of 100,000 passenger trips and a four year useful life. Each trip sells for $1,000 and requires $450 in cost of goods for energy and materials and $50 in labor and other costs.

Continue to imagine that business is booming, with 100,000 trips in Year 1, completely and perfectly utilizing the capacity of one machine. This leads to earnings of $10 million after deducting operating expenses including depreciation—a 10% net margin. The company’s primary focus is on earnings; so based on initial results the entrepreneur decides to invest more capital to fuel sales and earnings growth, adding additional machines in Years 2 through 4.

Here are the income statements for the first four years of business:

	Earnings
	Year 1	Year 2	Year 3	Year 4
	(in thousands)
Sales	$100,000	$200,000	$400,000	$800,000
Units sold	100	200	400	800
Growth	N/A	100%	100%	100%
Gross profit	55,000	110,000	220,000	440,000
Gross margin	55%	55%	55%	55%
Depreciation	40,000	80,000	160,000	320,000
Labor & other costs	5,000	10,000	20,000	40,000

Earnings	$10,000	$20,000	$40,000	$80,000

Margin	10%	10%	10%	10%
Growth	N/A	100%	100%	100%

It’s impressive: 100% compound earnings growth and $150 million of cumulative earnings. Investors considering only the above income statement would be delighted.

However, looking at cash flows tells a different story. Over the same four years, the transportation business generates cumulative negative free cash flow of $530 million.

	Cash Flows
	Year 1	Year 2	Year 3	Year 4
	(in thousands)
Earnings	$10,000	$20,000	$40,000	$80,000
Depreciation	40,000	80,000	160,000	320,000
Working capital	—	—	—	—

Operating Cash Flow	50,000	100,000	200,000	400,000
Capital expenditures	160,000	160,000	320,000	640,000

Free Cash Flow	$(110,000)	$(60,000)	$(120,000)	$(240,000)

There are of course other business models where earnings more closely approximate cash flows. But as our transportation example illustrates, one cannot assess the creation or destruction of shareholder value with certainty by looking at the income statement alone.

Notice, too, that a focus on EBITDA—Earnings Before Interest, Taxes, Depreciation and Amortization—would lead to the same faulty conclusion about the health of the business. Sequential annual EBITDA would have been $50, $100, $200 and $400 million—100% growth for three straight years. But without taking into account the $1.28 billion in capital expenditures necessary to generate this ‘cash flow,’ we’re getting only part of the story—EBITDA isn’t cash flow.

What if we modified the growth rates and, correspondingly, capital expenditures for machinery—would cash flows have deteriorated or improved?

Year 2, 3 and 4 Sales and Earnings Growth Rate	Number of Machines in Year 4	Year 1 to 4 Cumulative Earnings	Year 1 to 4 Cumulative Free Cash Flow
		(in thousands)
0%, 0%, 0%	1	$40,000	$ 40,000
100%, 50%, 33%	4	$100,000	$(140,000)
100%, 100%, 100%	8	$150,000	$(530,000)

Paradoxically, from a cash flow perspective, the slower this business grows the better off it is. Once the initial capital outlay has been made for the first machine, the ideal growth trajectory is to scale to 100% of capacity quickly, then stop growing. However, even with only one piece of machinery, the gross cumulative cash flow doesn’t surpass the initial machine cost until Year 4 and the net present value of this stream of cash flows (using 12% cost of capital) is still negative.

Unfortunately our transportation business is fundamentally flawed. There is no growth rate at which it makes sense to invest initial or subsequent capital to operate the business. In fact, our example is so simple and clear as to be obvious. Investors would run a net present value analysis on the economics and quickly determine it doesn’t pencil out. Though it’s more subtle and complex in the real world, this issue—the duality between earnings and cash flows—comes up all the time.

Cash flow statements often don’t receive as much attention as they deserve. Discerning investors don’t stop with the income statement.

Our Most Important Financial Measure: Free Cash Flow Per Share

Amazon.com’s financial focus is on long-term growth in free cash flow per share.

Amazon.com’s free cash flow is driven primarily by increasing operating profit dollars and efficiently managing both working capital and capital expenditures. We work to increase operating profit by focusing on improving all aspects of the customer experience to grow sales and by maintaining a lean cost structure.

We have a cash generative operating cycle1 because we turn our inventory quickly, collecting payments from our customers before payments are due to suppliers. Our high inventory turnover means we maintain relatively low levels of investment in inventory—$480 million at year end on a sales base of nearly $7 billion.

The capital efficiency of our business model is illustrated by our modest investments in fixed assets, which were $246 million at year end or 4% of 2004 sales.

Free cash flow2 grew 38% to $477 million in 2004, a $131 million improvement over the prior year. We are confident that if we continue to improve customer experience—including increasing selection and lowering prices—and execute efficiently, our value proposition, as well as our free cash flow, will further expand.

As to dilution, total shares outstanding plus stock-based awards are essentially unchanged at the end of 2004 compared with 2003, and are down 1% over the last three years. During that same period, we’ve also eliminated over six million shares of potential future dilution by repaying more than $600 million of convertible debt that was due in 2009 and 2010. Efficiently managing share count means more cash flow per share and more long-term value for owners.

This focus on free cash flow isn’t new for Amazon.com. We made it clear in our 1997 letter to shareholders—our first as a public company—that when “forced to choose between optimizing GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.” I’m attaching a copy of our complete 1997 letter and encourage current and prospective shareowners to take a look at it.

As always, we at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.

April 2005

[1]	The operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days.
[2]	Free cash flow is defined as net cash provided by operating activities less purchases of fixed assets, including capitalized internal-use software and website development, both of which are presented on our statements of cash flows. Free cash flow for 2004 of $477 million is net cash provided by operating activities of $567 million less purchases of fixed assets, including capitalized internal-use software and website development costs, of $89 million. Free cash flow for 2003 of $346 million is net cash provided by operating activities of $392 million less purchases of fixed assets, including capitalized internal-use software and website development costs, of $46 million.

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

•	We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

•	We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

•	We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

•	We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

•	We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.